Exhibit 3.179

CERTIFICATE OF FORMATION

OF

FR FRANKLIN, LLC

This Certificate of Formation of FR Franklin, LLC, dated June 2, 2003, is being duly executed and filed by Jennifer R. Kulas, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST: The name of the Limited Liability Company formed hereby is FR Franklin, LLC.

SECOND: The address of its registered office in the State of Delaware is Suite 1200, 222 Delaware Avenue, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is ATA Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jennifer R. Kulas
Jennifer R. Kulas, Authorized Person

Certificate of Amendment to Certificate of Formation

of

FR FRANKLIN, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is FR FRANKLIN, LLC.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on September 25, 2003.

/s/ Rondi Simmons
Rondi Simmons, Authorized Person